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                                                                     EXHIBIT 11


                       INDUSTRIAL DISTRIBUTION GROUP, INC.

                        COMPUTATION OF EARNINGS PER SHARE

               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                      (In Thousands, Except Per Share Data)

                                   (Unaudited)


                                                             Three Months Ended
                                                                   March 31,
                                                          --------------------------
                                                            1998               1997
                                                          --------            ------
        PRIMARY EARNINGS PER SHARE:

Net income                                                $ 1,317             $  181
                                                          =======             ======

     Weighted average common                                7,751              1,348
         shares outstanding

     Add - Dilutive effect of outstanding options
         (as determined by the application of the
         treasury stock method)                                55                   0
                                                          -------              ------
     Weighted average common and
         common equivalent
         shares outstanding                                 7,806              1,348
                                                          =======             ======

Primary earnings per share:                               $   .17             $  .13
                                                          =======             ======







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